EXHIBIT 10.18

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of January 1, 2015, by and between The Big Tomato, Inc., a Colorado corporation (the “Company”) and Jeremy Stout, (“Employee”).

WHEREAS, the Company desires to employ the Employee, and the Employee desires to accept such employment upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of foregoing, and for the mutual promises of the parties hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT, DUTIES AND ACCEPTANCE

Subject to the terms and conditions of this Agreement, the Company hereby employs the Employee for the Term (as hereinafter defined), as Vice President Sales and Operations. During the Term, the Employee shall devote his full working time, attention and energies to the business of the Company and its affiliates, all under and subject to the direction and control of the Board of Directors of Monarch America, Inc. (the “Board”). In this connection, during the Term (i) the Employee shall not render services to or for any other person, firm, corporation or business in this capacity and (ii) shall have no interest, directly or indirectly, in any other person, firm, corporation or business whose business is related to or competitive with the business or the projected business of the Company and its affiliates.

2. TERM OF EMPLOYMENT

The term of this Agreement (the “Term”) shall commence on January 1, 2015 and end on January 1, 2017, unless sooner terminated pursuant to the terms of this Agreement.

3. COMPENSATION

3.1 The Company agrees to pay the Employee a salary of $120,000 per 12-month period during the Term of this Agreement (“Base Salary”). Base Salary will be paid bi-monthly, subject to withholding for applicable taxes.

3.2 The Employee will be entitled to a bonus according to the following schedule based upon the Company’s net revenue for the fiscal years ending on December 31, 2015 and December 31, 2016:

•	For net revenue between $400,000 and $460,000, $2,500 for every $10,000 generated over $400,000, prorated for amounts less than $10,000;

•	For net revenue over $460,000, $15,000 plus 7.5% of all net revenue over $460,000.

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Net revenues shall be determined by the accountants and PCAOB auditor for the Company. The bonus (and any other payments to the Employee) shall be subject to withholding for applicable taxes.

If this Agreement is terminated (i) by the Company Without Cause or (ii) by the Employee as a result of Constructive Termination, the Employee shall receive the bonus described above notwithstanding the termation of this Agreement.

3.3 During the Term, the Company will pay the monthly premiums for the health insurance which is currently provided for the Employee and Employee’s immediate family, including SIS supplemental insurance.

3.4 During the Term of this Agreement, the Employee will be entitled to paid time off as follows:

•	seven holidays;

•	five sick days; and

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five weeks vacation. It is understood that such vacation may be taken at any time or from time to time during the twelve (12) consecutive month period to which it relates, upon notice to and in coordination with the Board. Any vacation not taken in any twelve (12) consecutive month period may not be taken in the following twelve (12) consecutive month period.

3.5 During the Term, the Company agrees to reimburse the Employee for:

•	fuel/auto expenses in the amount of $1,000 per month; and

•	communication expenses (including but not limited to cell phone and internet) in the amount of $500 per month.

4. TERMINATION

4.1 Termination Due to Death. Employee's employment and this Agreement shall terminate upon Employee's death. In the event that Employee's employment ends due to death, the Company's obligations under this Agreement shall immediately cease, except that the Employee’s legal representatives shall be entitled to receive the Base Salary otherwise payable to Employee through the last day of the month in which the Employee’s death occurred.

4.2 Termination Due to Mental or Physical Disability. Employee’s employement and this Agreement shall terminate if Employee becomes mentally or physically incapacitated or disabled so as to be unable to perform Employee’s duties under this agreement. Employee’s inability to adequately perform services under this Agreement for a period of thirty (30) consecutive days will be conclusive evidence of such mental or physical incapacity or disability, unless such inability to adequately perform such services under this Agreement is pursuant to a mental or physical incapacity or disability covered by the Family Medical Leave Act (“FMLA”). In the event that Employee's employment ends due to disability, the Company's obligations under this Agreement shall immediately cease, except that the Employee shall be entitled to receive the Base Salary otherwise payable to Employee through the last day of the month in which the Employee’s disability occurred.

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4.3 Termination for Cause. Termination for Cause may be effected by the Company at any time during the Term by written notification to Employee, provided, however, that Termination for Cause as provided in (i), (ii) or (iv) below will only be effective after the Company has provided Employee with written notice of what it reasonably believes are the grounds for any Termination for Cause and Employee fails to take appropriate remedial actions during the ten (10) day period following receipt of such written notice. Upon Termination for Cause, Employee is to be immediately paid, as his sole and exclusive remedy, all accrued Base Salary, all to the date of termination.

“Termination for Cause” means termination by the Company of Employee's employment due to (i) willful or gross neglect of Employee’s duties; (ii) willful or gross misconduct or insubordination; (iii) commission of fraud, misappropriation or embezzlement or the commission of any act with adversely affects the Company or its reputation; (iv) any material breach of this Agreement by Employee, or (v) Employee’s indictment or conviction or plea of no contest to a crime involving moral turpitude.

4.4 Constructive Termination. Constructive Termination shall occur if Employee resigns his employment within ten (10) days of the occurrence of any of the following events: (i) the Company’ breach of any material term of this Agreement; (ii) a relocation (or demand for relocation) of Employee’s place of employment to a location more than one thousand (1,000) miles from Employee’s current place of employment, (iii) a material reduction in Employee’s authority, job duties or level of responsibility or the imposition of significant and material limitations on Employee’s autonomy in his position, or (iv) if a Change of Control event has occurred, provided, however, that no such termination in any situation will be deemed to be Constuctive Termination unless the Employee has provided the Company with written notice of what he reasonably believes are the grounds for Constructive Termination and the Company fails to take appropriate remedial actions during the ten (10) day period following receipt of such written notice.

Change of Control means a change in ownership or control of the Company affected through any of the following transactions:

(a) a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, and in substantially the same proportion, by the persons who beneficially owned the company’s outstanding voting securities immediately prior to such transaction; or

(b) any transfer or other disposition of all or substantially all of the Company’s assets; or

(c) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of securities possessing more than fifty percent (50%) of the total voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders; or

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(d) a change in the composition of the Board such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the date of this Agreement, or (B) have been elected or nominated for election as Board members since the date of this Agreement by at least a majority of Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

In the event a Constructive Termination has occurred, Employee shall, in his sole discretion, provide Company with his written notice of resignation to be effective not less than thirty (30) days after receipt by Company, whereupon Employee shall cease to be employed by the Company and both parties shall be relieved of further responsibility or liability to the other under this Agreement, other than as provided in this Agreement.

4.5 Voluntary Termination. Employee may effect a Voluntary Termination by giving written notice to the Company of such Voluntary Termination. In the event of a Voluntary Termination, the Company will pay to Employee on the date of termination, as his sole and exclusive remedy, all accrued Base Salary and unused vacation and sick pay, all to the date of termination. Voluntary Termination means termination of this Agreement by Employee other than for Constructive Termination.

4.6 Termination Without Cause. Termination Without Cause may be effected by the Company at any time during the Term by written notification to Employee.

5. NON-COMPETE

During the Term and for a period of one (1) year following the termination of this Agreement, other than a Termination Without Cause or a Constructive Termination, Employee shall not, directly or indirectly, whether alone or as a partner, principal, agent, employee, consultant, proprietor, director, officer, employee, member, joint venture, creditor, shareholder, owner, manager or otherwise, be employed by or be an owner or participate in the ownership, management, operation or control of any business which directly or indirectly competes with the business of the Company. The Employee acknowledges and agrees that the current market for the Company's business extends throughout the United States and that it is therefore reasonable to prohibit the Employee from competing with the Company anywhere in such territory. This Section shall not apply to the Employee’s ownership of less than five percent (5%) of the capital stock of a company having a class of capital stock which is traded on any national stock exchange or on the over-the-counter market.

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6. ASSIGNMENT OF INVENTIONS/CONFIDENTIAL INFORMATION

All processes, inventions, patents, copyrights, trademarks, and other intangible rights (collectively the “Inventions”) that are conceived or developed by Employee, either alone or with others, during the Term of Employee’s employment and solely in the course of Employee’s duties to the Company hereunder, will be the sole property of the Company, and Employee hereby assigns to the Company all of Employee's right, title and interest in and to such Inventions.

In view of the fact that the Employee's work for the Company will bring him into close contact with many confidential affairs of the Company not readily available to the public, the Employee agrees:

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To keep secret and retain in the strictest confidence, all confidential matters of the Company and its affiliates, including, without limitation, all information concerning properties owned by the Company and its affiliates or which are under consideration by the Company and its affiliates, marketing information, customers and potential customers, business plans, pricing information and all other confidential and proprietary information of the Company and their affiliates (“Confidential Information”), and not to disclose such Confidential Information to anyone outside the Company, or to ever use such Confidential Information for the personal gain or benefit of the Employee except in the course of performing his duties hereunder or with the Company's express written consent. Notwithstanding the above, Confidential Information does not include information which (a) is known, or becomes known, to the Employee through means other than his employment with the Company, or (b) becomes a matter of public knowledge through no fault of the Employee.

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That all records of the Company, are and shall remain the property of the Company at all times and to furnish on demand, all books, records, letters, vouchers, maps, drawings, notes or any other information that is written, photographed, or stored in any manner containing data regarding properties in which the Company have an interest or which are under consideration by the Company and all other Company records whether in original, duplicated, copied, transcribed, or any other form.

If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of the foregoing, the Company shall have the following rights and remedies:

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The right to have the provisions of this Agreement specifically enforced by any court of competent jurisdiction, it being acknowledged that any such breach or threatened breach shall cause irreparable injury to the Company and that money damages shall not provide an adequate remedy to the Company. In addition to and without limiting or waiving any other remedies available to the Company, at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provision of this Agreement.

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The right to recover from the Employee all money damages, direct, consequential, or incidental, suffered by the Company as a result of any acts constituting a breach of any of the provisions of the foregoing.

Each of the rights and remedies enumerated above shall be independent of the other and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

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7. EMPLOYEE’S REPRESENTATIONS

Employee represents that he does not have any obligations that would conflict with or prohibit Employee from performing the duties of his position. Employee further represents that he is not bound by any prior agreement that prohibits him from accepting this position and that his employment with the Company will not breach any agreement with any former employer not to compete or solicit or any obligation to keep in confidence information acquired by him prior to employment with the Company. Employee further represents to the Company that he will not bring with him or use in the performance of his duties and responsibilities for the Company any materials or documents of the former employer or other owners that are generally not available to the public, unless he has obtained written authorization from the former employer or other owner for their permission and use and has provided the Company with a copy thereof.

8. MISCELLANEOUS

8.1 Arbitration. Any dispute arising out of or in connection with this Agreement shall be resolved by binding arbitration under the Rules of the American Arbitration Association (“AAA”). The arbitration proceedings shall be conducted in Denver, Colorado. The parties will negotiate in good faith for a period of thirty (30) days after the filing of the demand for arbitration, in an attempt to agree on a single arbitrator to hear the dispute. If the parties are unable to agree on a single arbitrator within such thirty (30) day period, an arbitrator will be appointed by the AAA. The parties may conduct reasonable pre-hearing discovery, including requests for production of documents and depositions. The arbitrator shall have the power to resolve any discovery disputes which arise between the parties. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief or the other rights granted in Section 6 above, and any such request for injunctive relief shall not be deemed a waiver of the obligation to arbitrate. Judgment upon the award of the arbitrator may be entered and enforced by any court or tribunal having jurisdiction.

8.2 Entire Agreement; Modification. Except as otherwise provided in this Agreement, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Employee from Company. All modifications to the Agreement must be in writing and signed by both parties hereto.

8.3 Headings. The Section headings of this Agreement are intended for reference and may not by themselves determine the construction or interpretation of this Agreement.

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8.4 Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of Colorado.

8.5 Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

8.6 Prevailing Party Attorneys' Fees. In the event of any arbitration or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled) as determined by and within the discretion of the court or arbitrator.

8.7 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile or electronic signatures, all of which taken together will constitute one and the same Agreement.

8.9 Withholdings. All sums payable to Employee under this Agreement will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

8.10 Indemnification. The Company agrees that it will indemnify and hold the Employee harmless to the fullest extent permitted by applicable law from and against any loss, cost, expense or liability resulting from or by reason of the fact of the Employee's employment hereunder, whether as an officer, employee, agent, fiduciary, director or other official of the Company, except to the extent of any expenses, costs, judgments, fines or settlement amounts which result from conduct which is knowingly fraudulent or deliberately dishonest or to constitute some other type of willful misconduct.

8.11 Notices.

All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid electronic transmission or mailed first class, postage prepaid, by registered or certified mail or delivered by an overnight courier service (notices sent by electronic transmission, mail or courier service shall be deemed to have been given on the date sent) as follows (or to such other address as either party shall designate by notice in writing to the other):

If to the Company:

The Big Tomato

1150W. Custer Place

Denver, CO 80223

If to the Employee:

__________________

__________________

__________________

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IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

THE BIG TOMATO, INC.

By	/s/ Jeremy Stout
Jeremy Stout

EMPLOYEE

/s/ Jeremy Stout

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